American Banknote Corporation

STEVEN G. SINGER Chairman and CEO	560 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Phone: (201) 568-4400 Fax (201) 568-4577

January 4, 2002

Mr. Sidney Levy
Avenida Vieira Souto 620/1020
Rio de Janeiro Brazil

Dear Sidney:

Reference is made to your letter dated January 2nd, 2002 regarding the Stock Purchase and Sale Agreement by and among you, American Banknote Corporation, ABN Equities Inc., and American Bank Note Company Grafica E Servicios Ltda (“ABN Limitada”), dated January 9, 2001, pursuant to which you were entitled to purchase certain quotas or shares of ABN Limitada.

As a consequence of certain changed circumstances, including without limitation the decreased value of the Brazilian Real against the Unites States Dollar, and per our prior discussions, we confirm our agreement to annual such agreement in its entirety.

Very truly yours,

AMERICAN BANKNOTE CORPORATION

     /s/ Steven G. Singer
By: Steven G. Singer

January 2nd. 2002
001.01.02.02

Steven Singer
Chairman - American Banknote Corporation
560 Sylvan Avenue, 3rd floor
Englewood Cliffs, NJ 07632
U.S.A.

Dear Steven,

In January 2001 we signed a stock purchase agreement in which I would acquire 1,6% of the capital stock of ABN Limitada owned by ABN Corp, subject to the confirmation of the restructuring plan of the Parent Company.

As the terms of the contract are not beneficial to me right now, due to the abnormal variation of the exchanging rate agreed before, and as the restructuring plan of the Parent Company was not yet been confirmed, I would like to cancel that agreement immediately.

I hereby ask your permission for the annulment of that contract.

Yours truly,

    /s/ Sidney Levy
Sidney Levy